Exhibit 99.1

Digital River Prices $175 Million of 1.25% Convertible Senior Notes Due 2024

MINNEAPOLIS, Minnesota, May 26, 2004 — Digital River, Inc. (NASDAQ: DRIV), a global leader in e-commerce outsourcing, today announced that it has entered into an agreement for the sale of $175 million aggregate principal amount of Convertible Senior Notes due January 1, 2024, in a private, unregistered offering. The Notes are being sold at 100 percent of their principal amount. The offering of the Notes is expected to close on June 1, 2004, subject to certain closing conditions. The initial purchasers have a 90-day option to purchase up to an additional $20 million in aggregate principal amount of the Notes.

The Notes will bear interest at a rate of 1.25 percent and will be convertible into Digital River common stock at a conversion price of $44.0630 per share, subject to adjustments in certain circumstances. This represents a 33 percent conversion premium based on the closing sale price of $33.13 per share of Digital River common stock on May 25, 2004. Holders of the Notes will have the right to require Digital River to repurchase their notes prior to maturity on January 1, 2009, 2014 and 2019. Digital River will have the right to redeem the Notes on or after July 1, 2007, and prior to January 1, 2009, under certain circumstances and at anytime on or after January 1, 2009. A portion of the net proceeds of the offering will be used to repay Digital River’s senior secured revolving credit facility and the balance will be used for general corporate purposes, including working capital, capital expenditures, potential future acquisitions, investments, and the repurchase of shares of Digital River’s common stock.

The Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws. This announcement does not constitute an offer to sell these securities nor is it a solicitation of an offer to purchase these securities.

Forward-Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements, including statements regarding the Company’s anticipated use of proceeds from the offering and future growth as well as statements containing the words, “believes,” “anticipates,” “expects,” and similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the Company’s limited operating history and variability of operating results; competition in the electronic commerce market; and other factors.

Digital River is a registered trademark of Digital River, Inc. All other company and product names are trademarks, registrations or copyrights of their respective owners.

Contact:
Digital River, Inc., Minneapolis
Investor Contact:
Al Galgano, 952-253-1234
investorrelations@digitalriver.com
or
Media Contact:
Gerri Dyrek, 952-253-8396
publicrelations@digitalriver.com